Exhibit 10.10

NON-DISCLOSURE, PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

    As an employee of Verecloud Inc., its subsidiaries or its affiliates together, the “Company”, and as a condition of my employment by the Company and in consideration of the compensation now and hereafter paid to me, I agree to the following (the “Agreement”):

    1.  Maintaining Confidential Information

       (a)  Company Confidential Information.  I agree at all times during the term of my employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation, without the written authorization of the Owner of the Company, any trade secrets, confidential knowledge and information (including knowledge and information that does not necessarily qualify as trade secrets under applicable laws but is treated as confidential information by the Company), or data or other proprietary information of the Company.  By way of illustration and not limitation, this shall include information relating to the Company's customers, products, work processes, know-how, methods, software, developmental work, improvements, discoveries, plans for marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company.

       (b)  Third-Party Confidential Information.  I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes.  I agree that I owe the Company and such third parties, both during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to, except as is consistent with the Company’s agreement with the third party, disclose it to any person, firm or corporation or use it for the benefit of anyone other than the Company or such third party, unless expressly authorized to act otherwise by an officer of the Company.

    2.  Assignment of Inventions and Original Works.

    I agree that I will make prompt written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company all my right, title and interest in and to any ideas, inventions, original works of authorship, developments, improvements or trade secrets which I may solely or jointly conceive to reduce to practice, or cause to be conceived or reduced to practice, during the period of my employment with the Company and thereafter my employment.  This Agreement will not be deemed to require assignment of any invention developed entirely on my open time without using the Company’s equipment, supplies, facilities or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by me for the Company.

    3.  No Conflicts or Solicitation.

    For the period of my employment by the Company and for one (1) year following my termination, I will not interfere with the business of the Company by (i) soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other entity engaged in marketing or selling the type of products and services offered by the Company or (ii) directly soliciting the business of any customer or client of the Company, other than on behalf of the Company, for the type of products and services offered by the Company and (iii) solicit employment or gain employment with any of the Company’s clients or prospects.

    4.        Covenant Not to Compete.

       (a)  For the period of my employment by the Company and for one (1) years following my termination, I will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation, or business that engages in a “Restricted Business” in a “Restricted Territory” (as defined below).  It is agreed that ownership of (i) no more than ten percent (10%) of the outstanding voting stock of a publicly traded corporation or (ii) any stock I presently own or (iii) any options or other rights to acquire shares of a company’s capital stock I presently own shall not constitute a violation of this provision.

(b)      As used herein, the terms:

i.
“Restricted Business” shall mean any competitive local professional employer, organization, human resource business process outsourcer, human resources professional services and or any business which otherwise engages in any other manner in any business which is competitive with the Company.

ii.	“Restricted Territory” shall mean all regions within a fifty-mile radius of those cities in which the Company operates, or has disclosed to you that it intends to operate, a business.

    5.    Return of Company Documents.

    When I leave the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all documents and other property, together with all copies thereof (in whatever medium recorded) belonging to the Company, its successors, or assigns whether kept at the Company, home, or elsewhere.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

    6.     Legal and Equitable Remedies.

    Because my services are personal and unique, because I may have access to and become acquainted with the proprietary information of the Company, and because I recognize that a breach of this Agreement would cause irreparable harm to the Company, I agree that the Company shall have the right to enforce this Agreement and any of its provisions by seeking injunctive relief, specific performance or other equitable relief, as well as monetary relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.  Should the Company take actions to enforce this Agreement due to my breach thereof, the Company shall be entitled to recover its attorneys' fees, costs, and expenses from me.

    7.      Not an Employment Contract

    I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of my employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

    8.     General Provisions.

       (a)  Governing Law.  This Agreement will be governed by and construed according to the laws of the State of Colorado, excluding conflicts of laws principles.  I herby expressly consent to the personal jurisdiction of the state and federal courts located in Colorado for any lawsuit filed there against me by the Company arising from or relating to this Agreement, or such other location as the Company’s principal executive office may then be located.

       (b)  Severability.  If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.  Moreover, if any restriction set forth in Sections 3 or 4 hereof is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

       (c)  Benefit; Binding Effect.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns.

       (d)  Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

       (e)  No Strict Construction.  The language in this Agreement shall be deemed to be the language jointly chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.

    I understand that this agreement affects my rights to inventions I make during my employment, and restricts my right to disclose or use the Company’s proprietary information during or subsequent to my employment.

    I have read this Agreement carefully and understand and agree to its terms.

Dated:
June 22, 2010

Name:	James R. Buckley
Address:	6560 South Greenwood Plaza Boulevard
Number 400, Englewood, Colorado 80111

Signature:	/s/ James R. Buckley

Accepted and Agreed To:

By:	/s/ Mike Cookson
Name:	Mike Cookson
Title:	Chief Operating Officer